Exhibit 10-4

This agreement is dated 28 September 2022

Parties

(1)
Soho House UK Limited incorporated and registered in England and Wales with company number 02864389 whose registered office is at 180 The Strand, London, United Kingdom, WC2R 1EA (Client); and
(2)
The individual set out in Schedule 1 (Consultant).

Agreed terms

1.
TC "1. Interpretation" \l 1Interpretation

The following definitions and rules of interpretation apply in this agreement (unless the context requires otherwise).

1.1
Definitions
Business of the Client: a global membership platform of physical and digital spaces that connects a vibrant, diverse and global group of members. This platform includes but is not limited to, the provision of private members’ clubs and services, hotels, chain restaurants, health clubs, co-working spaces, interior and lifestyle retail brands by any Group Company.
Business Day: a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.
Client Property: all documents, books, manuals, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the Business or affairs of the Client or Group Company or their members, customers and business contacts, and any equipment, keys, hardware or software provided for the Consultant's use by the Client during the Engagement, and any data or documents (including copies) produced, maintained or stored by the Consultant on the computer systems or other electronic equipment of the Client or the Consultant.
Commencement Date: as set out in Schedule 1.
Engagement: the engagement of the Consultant by the Client on the terms of this agreement.
Group Company MACROBUTTON optional : the Client, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time.
holding company MACROBUTTON optional : has the meaning given in 21.6.

Services: the services provided by the Consultant in a consultancy capacity for the Client or any Group Company as more particularly described in Schedule 1.
subsidiary MACROBUTTON optional : has the meaning given in 21.6.

Termination Date: the date of termination of this agreement, howsoever arising.

1.2
The headings in this agreement are inserted for convenience only and shall not affect its construction.
1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4
Unless the context otherwise requires, words in the singular shall include the plural and, in the plural, shall include the singular.
1.5
The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.
1.6
A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) as a nominee.
2.
TC "2. Term of engagement" \l 1Term of engagement
2.1
The Client shall engage the Consultant and the Consultant shall provide the Services on the terms of this agreement.
2.2
The Engagement shall commence on the Commencement Date and shall continue for a fixed term of 12 months from the Commencement Date unless and until terminated earlier as provided by the terms of this agreement.
3.
TC "3. Duties and obligations" \l 1Duties and obligations
3.1
During the Engagement the Consultant shall:
(a)
provide the Services with all due care, skill and ability;
(b)
unless prevented by ill health or accident, provide the Services at such times and on such days as reasonably requested by the Company; and

(c)
comply with any policy of the Client on anti-bribery and anti-corruption and any procedures, restrictions or guidelines on the prevention of bribery and corruption issued by the Client from time to time. Failure to comply with policies may result in the immediate termination of this agreement.
3.2
Unless they have been specifically authorised to do so by the Client in writing, the Consultant shall not:
(a)
have any authority to incur any expenditure in the name of or for the account of the Client or any other Group Company; or
(b)
hold themselves out as having authority to bind the Client or any other Group Company.
3.3
When providing the Services, the Consultant shall comply with the Client's policies on social media use of information and communication systems, anti-harassment and bullying and equal opportunities from time to time.
4.
TC "4. Fees" \l 1Fees
4.1
In consideration of the provision of the Services during the Engagement, the Client shall pay the Consultant in accordance with the arrangements set out in Schedule 1.
5.
TC "11. Termination" \l 1Termination
5.1
Notwithstanding the provisions of 22.2, the Client may terminate the Engagement with immediate effect without notice and without any liability to make any further payment to the Consultant, if at any time the Consultant:
(a)
commits any gross or wilful misconduct affecting the Business of the Client or any Group Company;
(b)
commits any act which is reasonably foreseeable and which is seriously harmful to the interests of the Client or Group Company or brings the Consultant or any Group Company into serious disrepute;
(c)
commits any breach of the code of conduct of any Group Company from time to time (which is not immaterial) which includes, but are not limited to:
(i)
any act of sexual misconduct;
(ii)
any act of discrimination, harassment, bullying;
(iii)
any act of theft or fraud;
(d)
commits any serious breach or serious non-observance of any of the material provisions of this agreement;

(e)
is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or a custodial penalty of less than 6 months is imposed);
(f)
is declared bankrupt or makes any arrangement with or for the benefit of their creditors or has a county court administration order made against them under the County Court Act 1984;
(g)
dies or is incapacitated (including by reason of illness or accident) from providing the Services for an aggregate period of 26 weeks in any 52-week consecutive period;
(h)
commits any offence under the Bribery Act 2010; or
(i)
commits a UK tax evasion facilitation offence under section 45(1) of the Criminal Finances Act 2017 or a foreign tax evasion facilitation offence under section 46(1) of the Criminal Finances Act 2017.
5.2
The rights of the Client under 35.1 are without prejudice to any other rights that it might have at law to terminate the Engagement or to accept any breach of this agreement on the part of the Consultant as having brought the agreement to an end. Any delay by the Client in exercising its rights to terminate shall not constitute a waiver of these rights.
6.
TC "12. Obligations on termination" \l 1Obligations on termination

On the Termination Date the Consultant shall:

(a)
immediately deliver to the Client all Client Property and original Confidential Information which is in their possession or under their control;
(b)
subject to the Client's data retention guidelines, irretrievably delete any information relating to the Business of the Client or any Group Company stored on any magnetic or optical disk or memory (including but not limited to any Confidential Information) and all matter derived from such sources which is in their possession or under their control outside the premises of the Client. For the avoidance of doubt, the contact details of business contacts made during the Engagement are regarded as Confidential Information and, as such, must be deleted from personal social or professional networking accounts;
(c)
provide a signed statement that they have complied fully with their obligations under this 46, together with such evidence of compliance as the Client may reasonably request; and
(d)
cease to represent himself as being in any way connected with the Client or any Group Company on an ongoing basis.

7.
TC "13. Status" \l 1Status
7.1
The relationship of the Consultant to the Client will be that of independent contractor and nothing in this agreement shall render them an employee, worker, agent or partner of the Client and the Consultant shall not hold themselves out as such.
7.2
This agreement constitutes a contract for the provision of services and not a contract of employment and accordingly the Consultant shall be fully responsible for and shall indemnify the Client or any Group Company for and in respect of the following:
(a)
any income tax, National Insurance and social security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Services, where such recovery is not prohibited by law. The Consultant shall further indemnify the Client against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by the Client in connection with or in consequence of any such liability, deduction, contribution, assessment or claim other than where the latter arise out of the Client's negligence or wilful default; and
(b)
any liability arising from any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by the Consultant arising out of or in connection with the provision of the Services, except where such claim is as a result of any act or omission of the Client.
8.
TC "14. Notices" \l 1Notices
8.1
Any notice or other communication given to a party under or in connection with this agreement shall be in writing and shall be:
(a)
delivered by hand or by pre-paid first-class post or other next working day delivery service at the address given in this agreement or as otherwise notified in writing to the other party; or
(b)
sent by email to its main email address.
8.2
Unless proven otherwise, any notice or communication shall be deemed to have been received:
(a)
if delivered by hand, at the time the notice is left at the address given in this agreement or given to the addressee; or
(b)
if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting; or
(c)
if sent by email, at the time of transmission.

8.3
If deemed receipt under 58.2 would occur outside business hours in the place of receipt, it shall be deferred until business hours resume. In this 68.3, business hours means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.
8.4
This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any other method of dispute resolution.
9.
TC "15. Entire agreement" \l 1Entire agreement
9.1
This agreement constitutes the entire agreement between the parties and any Group Company concerning consultancy services and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to consultancy services.
9.2
Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.
9.3
Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.
9.4
Nothing in this clause shall limit or exclude any liability for fraud.
10.
General
10.1
The Consultant will not have the right to assign, transfer, delegate, grant security over or otherwise deal with any of its obligations or rights referred to under this Agreement, in whole or in part, to any third party, except with the prior written consent of the Client.
11.
TC "16. Variation" \l 1Variation

No variation of this agreement or of any of the documents referred to in it shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

12.
TC "17. Counterparts" \l 1Counterparts
12.1
This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original when delivered, but all the counterparts shall together constitute the one agreement.
12.2
No counterpart shall be effective until each party has delivered to the other at least one executed counterpart.

13.
TC "18. Third party rights" \l 1Third party rights
13.1
Except as expressly provided elsewhere in this agreement, only the parties and in the Company’s case, the Group Company, shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.
13.2
The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.
14.
TC "19. Governing law" \l 1Governing law

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

15.
TC "20. Jurisdiction" \l 1Jurisdiction

Each party irrevocably agrees that the English courts shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

THIS AGREEMENT has been entered into on the date stated at the beginning of it.

Schedule 1
Consultant Particulars

CONSULTANT	Martin Kuczmarski of the address on record with the Company
COMMENCEMENT DATE	28 September 2022
FEE	In consideration for, and subject to the terms, of this agreement, Consultant shall receive £1.
SERVICES

Advising the Client and its other Group Companies, using reasonable endeavours, on operational matters relating to the Business of the Client and its other Group Companies on a discrete case by case basis subject to prior agreement between the parties on reasonable notice.

REPORTING

The Consultant shall report to Andrew Carnie (President) in relation to the provision of the Services or such other representative as Andrew Carnie or the Client may reasonably request from time to time.

HOURS OF WORK	On an ad-hoc on demand basis subject to prior agreement on reasonable notice

Signed for and on behalf of Soho House UK Limited By Andrew Carnie, as a Director Date: 28 September 2022	/s/ Andrew Carnie
Signed by Martin Kuczmarski Date: 28 September 2022	/s/ Martin Kuczmarski